Exhibit 5.1

Texas	Bracewell & Giuliani LLP
New York	711 Louisiana Street
Washington, DC	Suite 2300
Connecticut	Houston, Texas
Seattle	77002-2770
Dubai
Kazakhstan	713.223.2300 Office
London	713.221.1212 Fax

bgllp.com

July 28, 2010
Apache Corporation
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
Ladies and Gentlemen:
We have acted as special counsel to Apache Corporation (the “Company”), a Delaware corporation, in connection with the Company’s offerings pursuant to an automatic registration statement on Form S-3 (No. 333-155884) (the “Registration Statement”) of:
(i) 26,450,000 shares (the “Shares”) of the Company’s common stock, par value $0.625 per share (the “Common Stock”), pursuant to the common stock prospectus supplement dated July 23, 2010 (the “Common Stock Prospectus Supplement”) to the prospectus dated December 2, 2008 (together, the “Common Stock Prospectus”), and the common stock underwriting agreement dated July 22, 2010 between the Company and the underwriters named therein (the “Common Stock Underwriting Agreement”) and the two free writing prospectuses filed by the Company with the Securities and Exchange Commission (“Commission”) on July 23, 2010 pursuant to Rule 433 under the Securities Act of 1933, as amended (the “Pricing Term Sheets”); and
(ii) 25,300,000 of the Company’s depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of the Company’s 6.00% Mandatory Convertible Preferred Stock, Series D (the “Preferred Securities”), pursuant to the depositary shares prospectus supplement dated July 23, 2010 (the “Depositary Shares Prospectus Supplement”) to the prospectus dated December 2, 2008 (together, the “Depositary Shares Prospectus”), and the depositary shares underwriting agreement dated July 22, 2010 between the Company and the underwriters named therein (the “Depositary Shares Underwriting Agreement”) and the Pricing Term Sheets.
We have examined originals or copies of (a) the Registration Statement and the documents incorporated by reference therein; (b) the Common Stock Prospectus and the Depositary Shares Prospectus and the documents incorporated by reference therein; (c) an executed copy of the Common Stock Underwriting Agreement and the Depositary Shares Underwriting Agreement; (d) the Pricing Term Sheets; (e) a specimen of the certificate representing the

Apache Corporation
July 28, 2010

Common Stock; (f) a copy of the certificate of designations establishing the Preferred Securities certified by the Secretary of State of the State of Delaware; (g) an executed copy of the deposit agreement dated July 28, 2010 between the Company and Wells Fargo Bank, N.A., as depositary (the “Depositary”), on behalf of all holders from time to time of the depositary receipts (the “Deposit Agreement”); (h) the certificate evidencing the Preferred Securities as executed by the Company; (i) the global depositary receipt as executed by the Company and the Depositary (the “Global Receipt”); (j) copies of the Company’s restated certificate of incorporation and bylaws, each as amended to date, certified by the Secretary of State of the State of Delaware and by the corporate secretary of the Company, respectively; and (k) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.
Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1.	The Shares have been validly issued by the Company and are fully paid and nonassessable;

2.	The certificate representing the Preferred Securities has been duly delivered to the Depositary and the Global Receipt evidencing the Depositary Shares has been duly issued against deposit of the Preferred Securities in accordance with the Deposit Agreement, and the Global Receipt evidencing the Depositary Shares has been validly issued and entitles the person in whose name the Global Receipt is registered to the rights specified therein and in the Deposit Agreement; and

3.	The shares of Common Stock to be issued upon conversion of the Preferred Securities will be validly issued, fully paid and nonassessable.
Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of the Deposit Agreement, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it in accordance with its terms, (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws and decisions affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law),

Apache Corporation
July 28, 2010

including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, and (c) the enforceability of any exculpation, indemnification or contribution provisions contained in the Deposit Agreement may be limited by applicable law or public policy.
The foregoing opinion is based on and is limited to applicable New York law and the Delaware General Corporation Law, and we render no opinion with respect to the law of any other jurisdiction. The references to Delaware General Corporation Law in the preceding sentence include the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect. The foregoing opinion is as of the date hereof, and we expressly disclaim any responsibility to update such opinion after the date hereof.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm under the heading “Validity of the Securities” in each of the Common Stock Prospectus Supplement and the Depositary Shares Prospectus Supplement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP